Exhibit 99.1


Contact:                                             Investor Contact:
Thomas N. Konatich                                   Dianne Will
Chief Financial Officer                              Willstar Consultants, Inc.
SIGA Technologies, Inc.                              (518) 398-6222
(212) 672-9100                                       dwill@willstar.net




       SIGA secures $4 Million in government funding for defense research

New York, September 14, 2004 -- SIGA Technologies, Inc. (NASDAQ: SIGA) today announced that it has been designated as a prime contractor by the U. S. Air Force Surgeon General's office to create systems for the rational development of vaccines and therapeutics against potential agents of biological terrorism. This development program will be funded by an existing $4 million congressional appropriation for fiscal year 2005. The funding is part of the Department of Defense Budget that recently passed the House and Senate and was signed by President Bush.

The SIGA program will complement ongoing United States Air Force bioterrorism countermeasure research into developing rapid detection and diagnostics capabilities. "Knowing that an unconventional pathogen has been dispersed into our environment and the identity of the pathogen is only half the battle" said Dr. Dennis E. Hruby, Chief Scientific Officer of SIGA. "The challenge is to be able to mount effectively a rapid response to blunt the infectious consequences of the agent." The funding will support basic technology platform development at SIGA using novel design approaches to develop pathogen-specific therapeutics. The new methods will use genetic engineering to try to create safer non-infectious vaccines that can be administered without injections.

Dr. Bernard Kasten, Chief Executive Officer of SIGA added. "The funding from this appropriation combined with the recently announced $12 million grant award from the National Institutes of Health will enable SIGA to enhance its position as a leading developer of bioterrorism counter measures."

About SIGA Technologies, Inc.

SIGA Technologies is applying bacterial genomics in the design and development of novel products for the prevention and treatment of serious infectious diseases, with an emphasis on products for biological warfare defense. SIGA has the potential of becoming a significant force in the discovery of vaccine and pharmaceutical agents to fight emerging pathogens. SIGA's product development programs emphasize the increasingly serious problem of drug resistant bacteria and emerging pathogens. SIGA's vaccine and drug platforms are based on its pioneering research into the structure, function and processing of bacterial surface proteins. SIGA is leveraging these platforms through multiple strategic partners, including the National Institutes of Health and TransTech Pharma, Inc. For more information about SIGA, please visit SIGA's Web site at www.siga.com.

This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding the efficacy and intended utilization of SIGA's technologies under development, are not guarantees of future performance. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risk that potential products that appeared promising in early research or clinical trials to SIGA or its collaborators do not demonstrate efficacy or safety in subsequent pre-clinical or clinical trials, and the risk that SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market products tested in such trials. More detailed information about SIGA and the factors discussed above is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in other documents that SIGA has filed with the U.S. Securities and Exchange Commission. Investors and security holders are urged to read those documents free of charge at the Commission's web site at www.sec.com. Those documents may also be obtained free of charge from SIGA. SIGA does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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